Exhibit 99.1

Investor Relations Contact: Hawk Associates, Inc. Frank Hawkins and Julie Marshall Phone: (305) 451-1888 E-mail: info@hawkassociates.com http://www.hawkassociates.com

2320 NW 66th COURT GAINESVILLE, FL 32653 PHONE: (352) 377-1140 FAX: (352) 378-2617	News Release: FINAL FOR IMMEDIATE RELEASE

Exactech Announces FDA Approval for Novation

Ceramic Articulation Hip System, Adjusts 2007

Financial Targets

GAINESVILLE, Fla. – July 12, 2007 — Exactech Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products including orthopaedic implants and biologic materials, announced today that it has received premarket approval from the U.S. Food and Drug Administration (FDA) for the Novation™ Ceramic Articulation Hip System™ thereby granting Exactech permission to market the system.

The new system adds a high demand, hard bearing option to Exactech offerings for total joint replacement. Featuring alumina ceramic, the system is designed to improve implant longevity and has demonstrated up to 2,000 times less wear debris generation than traditional metal and polyethylene bearings. Exactech’s sizing scheme allows the use of larger femoral heads in the majority of patients which provides a competitive advantage compared to other ceramic systems. The system also features femoral stems designed to increase range of motion for patients.1,2

Exactech also said it is increasing its full-year sales targets from the $112 to $118 million range to an updated estimate of $115 to $120 million.

Chief Financial Officer Joel Phillips said, “The company has performed exceptionally well during the first half of 2007 by delivering new products on or ahead of schedule and by realizing positive sales results from products released during the past year. We expect to meet our revenue plan for the second quarter and have confidence in our ability to sustain this momentum through the remainder of the year and beyond.”

As a part of Exactech’s comprehensive hard bearing program, the company entered a license and distribution agreement with Dimicron Corporation in 2003 to market and distribute polycrystalline diamond compact hip bearings. While Dimicron has made progress in developing the technology, Dimicron recently informed Exactech of new challenges that will adversely impact Dimicron’s ability to produce the diamond hip bearings it has been developing. Based on previous and anticipated delays, uncertainty regarding production of a product, and disagreement with Dimicron about how best to proceed, Exactech believes it is prudent to take an impairment charge of $1.5 million in the second quarter which represents the current full carrying value of the asset.

“We are evaluating our options for continuing development and bringing this technology to market because we believe our investment to date has created potential value. To this end, Exactech and Dimicron have agreed to submit evaluation of our agreement to an arbitration panel,” stated Exactech CEO Bill Petty. “We still believe that the diamond bearing concept has the potential for substantially improving patient outcomes.”

EXACTECH INC.

The impairment charge is estimated to have an $.08 after tax impact on second quarter diluted EPS as a non-cash charge. Excluding the impact of this one time charge, the company reconfirms its previous diluted EPS target of $.19 - $.20 for the second quarter of 2007 and $.72 - $.76 for the full year. Including the one time charge, the company is targeting diluted EPS of $.11 - $.12 for the second quarter and $.64 - $.68 for the full year 2007.

The foregoing statements regarding targets for the quarter and the year are forward-looking statements, and actual results may differ materially. These are Exactech’s targets, not predictions of actual performance.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 25 countries in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at (305) 451-1888, e-mail: info@hawkassociates.com. To receive free notification of future releases for this company, sign up at http://www.hawkassociates.com/email.aspx.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

1.	Hedlundh U, Ahnfelt L, et al. Dislocations and the femoral head size in primary total hip arthroplasty. Clin Orthop Relat Res. 1996 Dec;(333):226-33
2.	Taylor SK, Serekian P, Manley M. Wear performance of a contemporary alumina: Alumina bearing couple under hip joint simulation. Trans. 44th Annual Meeting, ORS, 51, 1998.

EXACTECH INC.